EXHIBIT 4.5

                                 AMENDMENT NO. 1
                                       TO
                          CONSULTING SERVICES AGREEMENT

      THIS FIRST AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated December 3, 2004 (the "First Amendment"), is by and between Michael Park (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").

                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated October 15, 2004, a copy of which is attached hereto as Exhibit A (the "Agreement"), obligating the Consultant to provide certain consulting services to the Client.

      B. Client and Consultant wish to amend Section 2 of the Agreement to provide for additional consideration in exchange for additional consulting services.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement is deleted in its entirety and is hereby amended and replaced as follows:

"2. Consideration.

      Client agrees to pay Consultant, as Consultant's fee and as consideration for services provided, 4,000,000 shares of common stock of the Client. By amendment dated December 3, 2003, Client agrees to pay Consultant an additional 4,000,000 shares of common stock of the Client. "


                [signature blocks appear on the following page]


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EXECUTED on the date first set forth above.

CLIENT:

REALITY WIRELESS NETWORKS, INC.


By:
  --------------------------------------
  Name: Steve Careaga
  Its: CEO



CONSULTANT:

By:
  --------------------------------------
  Name: Michael Park